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                               AMENDMENT NO. 1 TO
                              TAX SHARING AGREEMENT

     This Amendment Agreement ("Amendment Agreement") is made this 14th day of February 1994 by and among Wheelabrator Technologies Inc. ("WTI"), Koll Real Estate Group, Inc. ("Koll") and Abex, Inc. ("Abex") to amend certain provisions of the Tax Sharing Agreement dated December 15, 1993 (the "Agreement") between WTI (then known as The Wheelabrator Group Inc.) and Koll (then known as Henley Newco Inc. and subsequently known at various times as The Henley Group, Inc., Henley Properties Inc. and The Bolsa Chica Company).

                                    RECITALS

     A. In connection with the formation of Koll, WTI transferred certain assets, liabilities and businesses to Koll in December 1988;

     B. In consideration of such transfer to Koll and to ensure that WTI had minimum total equity, Koll agreed to pay to WTI the amount by which WTI's net liabilities for certain federal, state or local taxes and related interest and penalties exceed $50 million;

     C. The agreement sets forth the respective rights and responsibilities of WTI and Koll with respect to such tax indemnifications;

     D. In consideration of Koll's contribution of certain assets, liabilities and businesses to The Henley Group, Inc. ("HGI") in December 1989, HGI assumed certain of Koll's obligations under the Agreement;

     E. In consideration of HGI's contribution of certain assets, liabilities and businesses to Abex in July 1992, Abex assumed certain of HGI's obligations under the Agreement;

     F. As a result of the various transactions referred to above, Abex is now charged with responsibility to administer the Agreement;

     G. At the request of Abex, Kill made a payment totaling $7,646,802 to WTI in January 1993 to enable WTI to proceed with a partial settlement of liabilities relating to an examination of the 1986-1988 federal income tax returns of WTI and its consolidated subsidiaries; and

     H. Certain issues have arisen among the parties as to the proper interpretation of certain provisions of the Agreement and the parties desire to amend and clarify the Agreement so as to resolve such issues.

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                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration in hand paid, the parties agree as follows:

     1. The definition of "Old Henley Increase" included the Agreement shall be modified as follows:

          a.   The word "or" immediately prior to "(iv)" shall be stricken.

          b. The following shall be added immediately after the word "Agreement," and before the word "net" in the definition:

               "; or (v) any interest, penalties or additions to tax (and all reasonable out-of-pocket costs incurred in connection with the assessment or collection thereof) incurred in connection with payments that are "Old Henley Increases" pursuant to this paragraph, in each case . . . "

     2. The definition of "Old Henley Limitation" included in the Agreement shall be modified in its entirety to read as follows:

               "'Old Henley Limitation' means $51 million."

     3. Section 3.01(c) of the Agreement shall be modified in its entirety to read as follows:

               "(c) DETERMINATION OF THE AMOUNT OF ANY OLD HENLEY INCREASE. For purposes of determining the amount of any Old Henley Increase described in clause (i) of the definition of "Old Henley Increase" provided in Article I, any Final Determination which results in a net increase in the Tax Detriments or a net decrease in the Tax Benefits of any member of the Old Henley Affiliated Group or of any Old Henley State or Local Affiliated Group or of any Old Henley Company filing a Stand alone state or local income or franchise tax return for any tax period ending before or including the Disaffiliation Date (ignoring, for this purpose, (1) any adjustment to a Tax Item of, the Tax Basis of, or any excess loss account maintained with respect to, a WESI Company or a WTI Business, or (2) the disallowance or reduction of any carryback from a tax period beginning after the Disaffiliation
               Date), shall be deemed to result in an Old Henley Increase in an amount equal to (i) in the case of Old Henley Increases resulting from net increases in income and gains, or net decreases in deductions, losses or carryforwards of deductions or losses, the amount of such net increase or net decrease multiplied (x) in the case

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               of adjustments affecting federal income tax items, by the highest marginal rate of federal income tax in the year to which such Final Determination relates (or the average of the highest marginal rates in the event of an adjustment to rates during such year) applicable to the particular category (such as long-term capital gains) of corporate income for the year to which such Final Determination relates and (y) in the case of adjustments affecting state, local or income tax items, the actual effective state or local tax rate, and (ii) in the case of Old Henley Increases resulting from net decreases in credits or carry forwards of credits or net increases in recapture of credits, the amount of such net increase or net decrease. The amount of any Old Henley Increase shall be increased by any interest, penalties or additions to tax (and all reasonable out-of-pocket costs incurred in connection with the assessment or collection thereof) which are actually paid by any Old Henley Company to any government or taxing authority as a result of the Final Determination giving rise to such Old Henley Increase, and shall be reduced by (1) the amount of any reduction in Taxes payable by any Old Henley Company (computed as described in clauses (i) and (ii) of this Section 3.01(c)) as a result of the payment of Taxes, interest, penalties or addition to tax (and all reasonable out-of-pocket costs incurred in connection with the assessment or collection thereof) resulting from the Final Determination giving rise to such Old Henley Increase and (m) any amount received by Old Henley from HMC or Fisher pursuant to Section 2.02(b),
               Section 5.03 or Section 5.04 of the Old Henley/HMC Tax Sharing Agreement or Section 3.01(c) of the Old Henley/Fisher Tax Sharing Agreement as a result of the Final Determination giving rise to such Old Henley Increase. On or before December 31 of each year, WTI shall provide the effective state and local tax rate to be used in the following year. This effective rate shall be based upon WTI's actual tax rate for returns filed each year."

     4. In interpreting the Agreement as amended hereby, the parties agree that:

          a. The adjustment to 1987 taxable income related to the Master Support Agreement As Amended and Restated as of December 7, 1988 among, inter alia, Allied-Signal Inc. and Resco Holdings Inc. (a subsidiary of WTI) in the amount of $64,185,000, together with the amortization allowed in 1987 and 1988 of $14,263,334 and all future amortization in respect thereof, is a Tax Item of a WTI Business.

          b. It is understood and agreed among the parties that Old Henley's actual effective state tax rate net of federal benefit. for years through 1992 is 2% and such rate shall be used in calculations through December 31, 1993.

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          c.   An analysis of the Old Henley Limitation will be prepared and provided to the parties no less often than quarterly and will reflect the Old Henley Increases charged to the limitation.

     5. Except as specifically amended by this Amendment Agreement, the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed by their duly authorized officers on the date first above written.

KOLL REAL ESTATE GROUP, INC.

By:  /s/
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     Its Chief Financial Officer

WHEELABRATOR TECHNOLOGIES, INC.

By:  /s/
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     Its Assistant Treasurer

ABEX INC.

By:  /s/
     ---------------------------
     Its Vice President - Taxes

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